FOR IMMEDIATE RELEASE	October 3, 2014
Contact: Susan Jordan
732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION IN TYLER TEXAS MSA

Freehold, New Jersey…. October 3, 2014 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 163,378 square foot industrial building located at 800 Lindale Industrial Parkway, Lindale, Texas at a purchase price of $10,271,355. The property is net-leased for 10 years to FedEx Ground Package System, Inc., a Delaware corporation. The building is situated on approximately 18 acres just outside of Tyler, Texas and is expandable.

Michael P. Landy, President and CEO, commented, “This new built-to-suit property is in close proximity to Interstate 20 and the Union Pacific rail hub. Texas is one of the most business friendly states in the nation and this acquisition enhances our already strong presence here.”

"With $97.4 million in new acquisitions consisting of 1.45 million square feet consummated in fiscal 2014 which ended on September 30th, this transaction marks our first acquisition for fiscal 2015. Our property portfolio now contains 11.4 million total square feet with several additional acquisitions currently under construction.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of eighty-three properties located in twenty-eight states, containing a total of approximately 11.4 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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